MGT Capital Investments, Inc.: NYSE
AMEX LLC Receives Extension Related to Plan of Compliance

NEW YORK--(BUSINESS WIRE)-- MGT Capital Investments, Inc. (“MGT” or “the Company”) (AMEX: MGT.BC), a holding company with operations in the healthcare industry, today announced that on February 17, 2012 it received notice from the staff of the NYSE Amex LLC (the “Exchange”) that the Company was granted an extension until March 31, 2012 for the Company to comply with Section 1003 (f) (v) of the Exchange’s Company Guide. The Exchange noted that the Company could regain compliance by effectuating a reverse-split of its common stock.   The Company plans to effectuate a reverse split of its common stock prior to March 31, 2012. As previously disclosed, on June 8, 2011 the Exchange notified the Company that it is not in compliance with Section 1003(a)(i) of the Company Guide since it reported stockholders' equity of less than $2,000,000 at March 31, 2011 and losses from continuing operations and net losses in two of its three most recent fiscal years ended December 31, 2010, Section 1003(a)(ii) of the Company Guide since it reported stockholders' equity of less than $4,000,000 at March 31, 2011 and losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2010 and Section 1003(a)(iii) of the Company Guide since it reported stockholders' equity of less than $6,000,000 at March 31, 2011 and losses from continuing operations and net losses in its five most recent fiscal years ended December 31, 2010.. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and that plan was accepted by the Exchange on August 23, 2011, with a targeted date of December 8, 2012 to regain compliance with Sections 1003(a)(i), (ii) and (iii) of the Exchange’s Company Guide.

On January 3, 2012, the Company was cited for noncompliance with Section 704 of the Company Guide in that it failed to hold an annual meeting of its stockholders during 2011 for the fiscal year ended December 31, 2010. The Company's plan of compliance detailing actions which it had taken, or intended to take, to regain compliance with the continued listing standards was accepted by the Exchange via letter dated January 26, 2012, granting the Company until July 3, 2012 to regain compliance with Section 704 of the Exchange’s Company Guide.

The Company will be subject to periodic review by Exchange staff during the extension period and prior to compliance with Sections 704, 1003(a)(i), (ii), (iii) and (f)(v) of the Exchange’s Company Guide. Failure to make progress consistent with the Plans or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE AMEX LLC.

About MGT Capital Investments, Inc.

MGT is a holding company comprised of MGT, the parent company, and its wholly-owned subsidiary MGT Capital Investments (U.K.) Limited. In addition we also have a controlling interest in our subsidiary, Medicsight Ltd, including its wholly owned subsidiaries.

Medicsight is a medical technology company with operations in medical imaging software development and medical hardware devices. The company provides a computer-aided detection software application that is used to assist radiologists with early detection and measurement of colorectal polyps. The Company’s software received a CE Mark in 2009, as well as clearance from the U. S. FDA in May 2011. Medicsight has also developed an automated carbon dioxide medical inflation device and associated disposable tubing (MedicCO 2 LON) that is being commercialized in partnership with a global distributor.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact:

MGT Capital Investments, Inc.
Robert Ladd, 914-630-7430
President and Chief Executive Officer
rladd@mgtci.com
or
Robert Traversa, 914-630-7431
Chief Financial Officer
rtraversa@mgtci.com